Exhibit 5.1

Suzanne Sawochka Hooper (650) 843-5180 shooper@cooley.com	VIA EDGAR

September 26, 2008

Exelixis, Inc.

249 East Grand Ave.

P.O. Box 511 South

San Francisco, CA 94083

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Exelixis, Inc., a Delaware corporation (the “Company”), of Amendment No. 1 to Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended, 1,000,000 shares of the Company’s common stock (the “Warrant Shares”) which may be issued upon exercise of warrants issued on June 4, 2008 (the “Warrants”) in connection with a debt facility agreement dated June 4, 2008 between the Company and the lenders identified therein.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Bylaws, as amended, and the originals and copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have assumed that at the time at which the Warrants are exercised, there will be a sufficient number of shares of common stock authorized and available for issuance.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Exelixis, Inc.

September 26, 2008

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

By:	/s/ Suzanne Sawochka Hooper
Suzanne Sawochka Hooper

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM